UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Consol Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOL ENERGY INC.

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

Telephone 412.831.4000

April 30, 2003 Annual Meeting

Dear Shareholder:

You are cordially invited to attend CONSOL Energy’s 2003 Annual Meeting on Wednesday, April 30, 2003, at 10 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CONSOL Energy’s business and an opportunity for you to express your views on subjects related to CONSOL Energy’s operations.

You may vote your shares by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you need assistance, please contact CONSOL Energy’s Investor Relations Office. Our Annual Report to Shareholders accompanies these enclosures.

The Annual Meeting gives us an opportunity to review results and discuss the steps taken to assure a strong performance in the future. We are committed to making CONSOL Energy a growing, profitable company that will generate increased shareholder value. We appreciate your ownership of CONSOL Energy Inc., and I hope you will be able to join us at this Annual Meeting.

Sincerely,

John L. Whitmire

Chairman of the Board

CONSOL ENERGY INC.

Consol Plaza

1800 Washington Road

Pittsburgh, PA 15241

Telephone (412) 831-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2003

Notice is hereby given that the Annual Meeting of the shareholders of CONSOL Energy Inc. will be held on April 30, 2003, at 10 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York for the following purposes:

1.	To elect directors to hold office in accordance with the Bylaws of CONSOL Energy Inc.;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the fiscal year ending December 31, 2003;

3.	To approve amendments of the CONSOL Energy Inc. Equity Incentive Plan, including an increase in the total number of shares of Common Stock that can be covered by grants to a total of 6,500,000 shares; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2003, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

If you do not expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation will be appreciated. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

D. L. Fassio

Vice President and Secretary

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY.

CONSOL ENERGY INC.

PROXY STATEMENT

March 27, 2003

The enclosed proxy is being solicited by the Board of Directors of CONSOL Energy Inc. (“CONSOL Energy” or “Corporation”) to be voted at the Annual Meeting of Shareholders to be held on April 30, 2003, at 10 a.m., local time, at Citigroup Center, 153 East 53rd Street, New York, New York.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each Proposal is described in more detail in this Proxy Statement.

Voting and Revocation of Proxies

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies in favor of the election as directors of CONSOL Energy of those persons nominated in this Proxy Statement to hold office in accordance with the Bylaws of CONSOL Energy; in favor of the ratification of the selection of PricewaterhouseCoopers LLP as independent certified public accountants of CONSOL Energy for the fiscal year ending December 31, 2003; in favor of the approval of amendments to the CONSOL Energy Inc. Equity Incentive Plan, including an increase in the total number of shares of Common Stock that can be covered by grants to a total of 6,500,000 shares, and in accordance with their judgment on any other matters which may properly come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice.

Annual Report.    CONSOL Energy’s Annual Report to Shareholders is being mailed to shareholders together with this Proxy Statement. This Proxy Statement will be mailed to holders of record of CONSOL Energy Inc. Common Stock on or about March 31, 2003.

Record Date and Vote Required for Approval.    The record date with respect to this solicitation is March 12, 2003. All holders of record of CONSOL Energy Inc. Common Stock as of the close of business on March 12, 2003 are entitled to vote at the Annual Meeting and any adjournment thereof. As of March 12, 2003, the Corporation had 78,749,504 shares of Common Stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of Common Stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement, assuming that a quorum is present. Abstentions and broker non-votes are not counted in the calculation of the vote, although they will be considered present for quorum purposes.

Revocation of Proxy.    A proxy may be revoked by a shareholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. Attendance at the meeting without a request to revoke a proxy will not effectively revoke a previously executed and delivered proxy.

The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If proxies representing shares in this plan are not received by mail, those shares will be voted at the discretion of the trustees.

Proxy Solicitation.    All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Georgeson Shareholder has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $6,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting.    As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

CONSOL Energy will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL Energy’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission for CONSOL Energy’s fiscal year ended December 31, 2002. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1800 Washington Road, Pittsburgh, PA 15241. Neither the Annual Report on Form 10-K nor the Annual Report to Shareholders is part of the proxy solicitation materials.

GENERAL INFORMATION

The Board of Directors and Its Committees

The Board of Directors.    The Board of Directors is currently comprised of eight members. Those members are John L. Whitmire, J. Brett Harvey, Philip W. Baxter, Berthold Bonekamp, Bernd Jobst Breloer, Christoph Koether, Rolf Zimmermann and Patricia A. Hammick. The CONSOL Energy Board held four regular meetings during the fiscal year ended December 31, 2002, and acted twenty-one times by written consent. Of all the incumbent directors, only Bernd Jobst Breloer attended less than 75% of the aggregate of (1) the total number of meetings held by the Board of Directors and (2) the total number of meetings by all Committees of the Board of Directors on which he served. Each director participated in each action by written consent by the Board of Directors and its standing Committees. The Board of Directors has standing Committees which meet periodically. Actions taken by such Committees are reported to the full Board of Directors.

Executive Committee.    The Executive Committee is composed of directors of CONSOL Energy. The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers and can address matters which arise between meetings of the Board of Directors. CONSOL Energy does not have a Nominating Committee. The Executive Committee recommends to the Board of Directors nominees for election as directors at the Annual Meeting of Shareholders or appointment as directors of the Corporation in the event of any vacancy. In making such recommendations, the Executive Committee will consider nominations submitted by shareholders. Any shareholder who wishes to submit a nomination for the Board of Directors must provide advance notice of such nomination in writing to be received by the Secretary of CONSOL Energy no later than December 1, 2003. Such notices should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years. The members of the Executive Committee are John L. Whitmire, J. Brett Harvey and Berthold Bonekamp. During the fiscal year ended December 31, 2002, the Executive Committee held one meeting and acted three times by written consent.

Audit Committee.    The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. The Board of Directors adopted a written charter on April 25, 2000. The Audit Committee, which currently consists of three directors, employs independent accountants, subject to shareholder ratification, to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, the Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy’s internal controls. In discharging its responsibilities, the Audit Committee is entitled to rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. The members of the Audit Committee are Philip W. Baxter, John L. Whitmire and Patricia A. Hammick. CONSOL Energy Common Stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Company Manual. The Audit Committee met eleven times during the fiscal year ended December 31, 2002.

Compensation Committee.    The Compensation Committee, which currently consists of two directors, is responsible for establishing executive compensation policies consistent with corporate objectives and shareholder interests. Members of the Compensation Committee are John L. Whitmire and Philip W. Baxter. The Compensation Committee recommends to the Board of Directors levels of compensation for the President and other executive officers, including salary, variable compensation and stock options. The Compensation Committee also takes action regarding the adoption or amendment of employee benefit, incentive compensation or similar plans and is responsible for their oversight. No member of the Compensation Committee may be an officer or employee of CONSOL Energy or any of its subsidiaries. The Compensation Committee met three times during the fiscal year ended December 31, 2002 and acted four times by written consent.

Compensation of Directors.    Members of the Board of Directors who are employees of CONSOL Energy or any of its subsidiaries are not compensated for service on the Board of Directors or on any of its Committees. Members of the Board, other than Mr. Whitmire, who are not employees of CONSOL Energy or any of its subsidiaries receive an annual Board membership fee of $30,000; an attendance fee of $2,000 for each meeting of the Board of Directors; an attendance fee of $1,000 for each meeting of any Committee of the Board of Directors upon which they serve and, if Chairman of a Committee, an annual fee of $2,000; and, in accordance with the terms of the Corporation’s Equity Incentive Plan, an initial stock option grant of 4,000 shares and, thereafter, an annual grant of stock options to acquire 2,000 shares, which annual grant is to be increased to 2,500 shares if Proposal #3 is approved.

Plans for Directors.    The Board of Directors may grant deferred stock units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Under the terms of the Equity Incentive Plan, any director may defer all or part of the payment of Board of Directors and Committee fees in the form of cash or stock units until a specified year, until ceasing to be a CONSOL Energy director or death. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units.

Beneficial Ownership of Securities

Principal Shareholders.    As of March 12, 2003, RWE Rheinbraun AG beneficially owned an aggregate of 57,997,357 shares of CONSOL Energy’s Common Stock, or 73.6% of 78,749,504 shares outstanding at that time.

Section 16(a) Beneficial Ownership Reporting Compliance.    CONSOL Energy’s directors and certain executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy Inc. Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. To the best of its knowledge, based solely on copies of such reports received by it, CONSOL Energy believes that during the fiscal year ended December 31, 2002, all required filings were timely filed by each of its directors and officers.

The following table sets forth at March 12, 2003 information with respect to beneficial ownership by (i) beneficial owners of more than five percent of CONSOL Energy’s Common Stock known by the Corporation, based upon information filed with the Securities and Exchange Commission, (ii) each director and each nominee for director, (iii) each executive officer named in the Summary Compensation table set forth below and (iv) all directors and executive officers of the Corporation as a group. RWE Rheinbraun AG is a subsidiary of RWE AG, a publicly held company in Germany. The address of the directors and executive officers of CONSOL Energy is c/o CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241, and, unless otherwise indicated, the named person has the sole voting or investment powers with respect to shares of CONSOL Energy Common Stock set forth opposite such person’s name.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent
RWE Rheinbraun AG Opernplatz 45128 Essen, Germany	57,997,357	73.7
J. Brett Harvey(1)	202,224	*
Ronald E. Smith(1)	74,546	*
Christoph Koether(1)	25,792	*
D. L. Fassio(1)	22,321	*
W. J. Lyons(1)	36,949	*
John L. Whitmire(1)	76,832	*
Berthold Bonekamp(1)	6,000	*
Bernd Breloer(1)	6,000	*
Dr. Rolf Zimmermann(1)	62,017	*
P. W. Baxter(1)	6,000	*
P. A. Hammick(1)	1,333	*
All Directors and Executive Officers as a group(1)	520,014	*

*	Indicates less than one percent (1%) ownership.
(1)	Includes shares issuable pursuant to options that were currently exercisable (or may become exercisable on or before May 1, 2003) as follows: Mr. Harvey, 180,100; Mr. Smith, 68,350; Mr. Koether, 25,792; Mr. Fassio, 19,600; Mr. Lyons, 32,850; Mr. Whitmire, 6,476; Mr. Bonekamp, 6,000; Mr. Breloer, 6,000; Dr. Zimmermann, 62,017; Mr. Baxter, 6,000; Ms. Hammick, 1,333; and for all directors and executive officers as a group, 414,518. Does not include shares of the Corporation’s Common Stock subject to stock options which will become exercisable in increments in future years in the following amounts: Mr. Harvey, 300,000; Mr. Smith, 128,750; Mr. Koether, 135,708; Mr. Fassio, 43,500; Mr. Lyons, 57,250; Mr. Bonekamp, 4,500; Mr. Breloer, 4,500; Dr. Zimmermann, 40,083; Mr. Baxter, 4,500; and Ms. Hammick, 5,167; and for all directors and executive officers as a group, 723,958.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING

PROPOSAL #1 — NOMINATIONS FOR ELECTION OF DIRECTORS

The nominees for election as directors are identified as follows. All nominees are now members of the Board of Directors. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Executive Committee, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and age as of the date of the 2003 Annual Meeting.

John L. Whitmire, Chairman of the Board of Directors, CONSOL Energy Inc., age 62, has been Chairman of the Board of Directors of CONSOL Energy Inc. since March 3, 1999. Prior to his election, Mr. Whitmire was the Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc., a position that he held from January 1996 until September 1998 when Union Texas Petroleum was acquired by ARCO. Before joining Union Texas Petroleum, Mr. Whitmire served for more than 30 years in various executive capacities with Phillips Petroleum Company, including Executive Vice President—Exploration and Production, and as a Director from January 1994 to January 1996. Mr. Whitmire is a Director of the National Audubon Society, GlobalSantaFe Corporation and El Paso Corporation. Mr. Whitmire received a Bachelor of Science degree in Mechanical Engineering from New Mexico State University.

J. Brett Harvey, Director, CONSOL Energy Inc., age 52, has been President and Chief Executive Officer and a Director of CONSOL Energy Inc. since January 1998. Prior to joining CONSOL Energy Inc., Mr. Harvey served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp, from March 1995 until January 1998. Mr. Harvey was also President and Chief Executive Officer of Interwest Mining Company from January 1993 until January 1998 and Vice President of PacifiCorp Fuels from November 1994 until January 1998. Mr. Harvey is chairman of the National Mining Association and is its representative on the Marine Transportation System National Advisory Council, Vice Chairman of the World Coal Institute, member of the IEA Coal Industry Advisory Board, Chairman of DINAMO (the association for the Development of Inland Navigation In America’s Ohio Valley), member of the Board of Directors of the Bituminous Coal Operators’ Association, member of the Executive Committee and the Board of the Center for Energy & Economic Development and chairman of its Finance Committee, member of the CEO Group of the Coal Based Generation Stakeholders, member of the Executive Advisory Board of the Virginia National Coal Council, and member of The Conservation Fund Corporate Counsel. Mr. Harvey received a bachelor’s degree in Mining Engineering from the University of Utah.

Philip W. Baxter, Director, CONSOL Energy Inc., age 54, has been a Director of CONSOL Energy Inc. since August 1, 1999. Mr. Baxter has been the President of Stan Johnson Company, a commercial real estate brokerage specializing in single-tenant properties, since September 1, 2002. Mr. Baxter is a former Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., which merged with The Williams Companies in March 1998. During his career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice-President of Strategic Planning. Prior to Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Companies. He also serves as a Director of the Gilcrease Museum Association in Tulsa. Mr. Baxter received a bachelor’s degree in Business Administration from the University of Oklahoma in 1970 where he majored in finance and economics and is a 1992 graduate of the Darden Executive Program of the University of Virginia.

Berthold Bonekamp, Director, CONSOL Energy Inc., age 52, has been a Director of CONSOL Energy Inc. since July 1998. In 1998 he became a member of the Executive Board of RWE Rheinbraun AG, where he serves as Executive Vice President-International Operations. From 1995 to 1998 he served as Chairman of the Executive Board and Chief Executive Officer of RV Rheinbraun Handel und Dienstleistungen GmbH, Cologne, the trading and logistic services branch of the RWE Rheinbraun group. He has held a variety of positions in the RWE Rheinbraun Accounting Department and was promoted to Vice President and Division Head-Corporate Development, Organization and Information Processing in 1994 and served until 1995. Mr. Bonekamp holds a Mechanical Engineering degree from the Muenster College of Applied Science and holds a master’s degree in Business Administration (Diplom-Kaufmann) from Muenster University in Germany.

Bernd Jobst Breloer, Director, CONSOL Energy Inc., age 59, has been a Director of CONSOL Energy Inc. since September 1998. Mr. Breloer has held various executive positions in the RWE AG group’s nuclear division. Since 1993 he has served as a member of the Executive Board of RWE Rheinbraun AG, with responsibility for the Finance and Accounting Division. From 1988 to 1992 he served as Chairman of the Executive Board and as Chief Executive Officer of Nukem GmbH, the group’s nuclear fuel cycle services entity.

Mr. Breloer holds a master’s degree in Business Administration (Diplom-Kaufmann) from Muenster University in Germany.

Dr. Rolf Zimmermann, Director, CONSOL Energy Inc., age 58, has been a Director of CONSOL Energy Inc. since September 1993 and served as Executive Vice President of CONSOL Energy Inc. from January 1, 1999 through June 30, 2001. Dr. Zimmermann has been Senior Vice President-International Business of RWE Rheinbraun AG since July 2001. From 1992 to 1999 he served as a Senior Vice President of RWE Rheinbraun AG and head of the Business Development, Corporate Structure and Information Processing Division. From 1990 to 1991 he served as a member of the management board of a consulting firm established to prepare for the privatization of the East German lignite industry. He joined RWE Rheinbraun AG in 1989 and was head of the Corporate Structure and Internal Audit Department until 1990. He served as Vice President and head of supply of the oil refinery subsidiary of RWE Rheinbraun AG from 1985 to 1989. He served in the Corporate Planning Department of the oil refinery subsidiary of RWE Rheinbraun AG from 1973 to 1985. Dr. Zimmermann received a master’s degree (Diplom-Volkswirt) in Economics from Bonn University and holds a doctor’s degree (Dr. rer.pol.) in Economics from Cologne University in Germany.

Christoph Koether, Director, CONSOL Energy Inc., age 44, has been Executive Vice President-Administration since July 2001 and a Director of CONSOL Energy Inc. since February 2001. From 1998 until 2001, he held various positions within RWE Rheinbraun AG, including Vice President and Division Head-Corporate Planning and Controlling, and from 1996 to 1997, he was Vice President and Head of the Finance Department and Treasury. He has also been a board member and managing director of various subsidiaries of RWE Rheinbraun AG. Mr. Koether holds a master’s degree in Business Administration (Diplom-Kaufmann) from Cologne University in Germany.

Patricia A. Hammick, Director, CONSOL Energy Inc., age 56, has been a Director of CONSOL Energy Inc. since June 2001. She is currently a consultant and adjunct professor in graduate studies at George Washington University. Ms. Hammick served as the Senior Vice President and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 through 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. Ms. Hammick holds a doctorate in mathematical statistics from George Washington University, a master’s degree in physics from University of California, and a bachelor’s degree in chemical physics and mathematics from Rice University. She has received additional management and executive training at The Wharton School’s Aresty Institute of Executive Education and Boston University’s Gulf Oil Management Institute.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ABOVE NAMED NOMINEES

FOR THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

Compensation Committee Report.    The Compensation Committee of the Board of Directors is responsible for overseeing the administration of the Equity Incentive Plan and reviewing and making decisions with respect to the compensation of executive officers and key executives of CONSOL Energy and its subsidiaries.

The following is the Compensation Committee’s report to shareholders on the Corporation’s executive compensation policies with respect to compensation reported for fiscal year ended December 31, 2002. In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of the Corporation’s future filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933, and shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933.

Compensation Committee Report on Executive Compensation

Key compensation-related responsibilities of the Compensation Committee (“Committee”) of the Board of Directors (“Board”):

•	Oversees CONSOL Energy’s employee benefit and compensation plans, policies and practices;

•	Recommends to the Board or takes other action regarding the adoption or amendment of employee benefit compensation plans;

•	Conducts periodic reviews of the Corporation’s executive compensation program; and

•	Establishes the annual compensation of the Corporation’s President and Chief Executive Officer.

For the fiscal year ended December 31, 2002, the Committee’s activity focused on the key elements of the total direct compensation program for executive officers, the merits of continuing the Long-Term Incentive Performance Unit Plan, the Short-Term Incentive Plan design including eligibility, minimum thresholds, target objectives, target results, target payout groups, their respective percentage targets and the payout formula and the adoption of earnings per share, share price and operating cash flow as performance measurements for the next fiscal year, and the authorization of additional grants of stock options.

How the Committee functions:

•	The Committee uses compensation data for a peer group of selected mining and energy companies which compete in markets served by the Corporation (“Peer Group”). The Peer Group is used by the Committee as a primary basis for performance and compensation comparison purposes when making key compensation-related decisions.

•	The Committee has been assisted by:

•	A consulting firm retained by the Corporation; and

•	The Corporation’s internal support staffs.

The Corporation’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers who can make significant contributions to the Corporation’s long-term success;

•	Align the interests of executive officers with those of shareholders; and

•	Place a portion of an executive officer’s total compensation at risk by tying it to the Corporation’s financial performance.

The primary components of the Corporation’s executive compensation programs are: base salary, annual incentive awards, and long-term incentive awards:

Base Salary

•	Base salaries are generally targeted at the middle of the competitive marketplace.

•	The “market rate” for an executive position is determined through an assessment by the Corporation’s human resources personnel. This assessment considers relevant industry salary practices, the position’s complexity and level of responsibility, its importance to the Corporation in relation to other executive positions, and the competitiveness of an executive’s total compensation.

•	Subject to the Committee’s approval, the level of an executive officer’s base pay is determined on the basis of:

•	Relevant comparative compensation data; and

•	The Chief Executive Officer’s assessment of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills.

Annual incentive awards

•	These cash awards are intended to provide a linkage among executive performance, annual performance measures, and long-term shareholder value.

•	For the fiscal year ended December 31, 2002, no annual incentive awards were made with respect to 2002 performance to the President and Chief Executive Officer and the other executive officers included in the compensation tables under the Short-Term Incentive Compensation Plan (the “Short-Term Plan”).

How annual incentive awards are calculated under the Short-Term Incentive Compensation Plan:

The Short-Term Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. The Short-Term Plan permits the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	The identity of the executive officers eligible to participate in the Short-Term Plan is confirmed;

•	The size of the compensation pool for the year, based upon financial information supplied by the Corporation’s officers, is computed and certified; and

•	The amount of the authorized incentive award to be paid to each participant in the Short-Term Plan is certified, based on:

•	the maximum percentage of the compensation pool assigned to a participant; and

•	an assessment of an individual executive’s performance and that of the Corporation or specified business units against certain criteria, and a subjective evaluation of performance based on certain criteria.

Long-term incentive awards

The Compensation Committee has determined to discontinue the Long-Term Incentive Performance Unit Plan (the “Long Term Incentive Plan”). The Corporation intends to pay out any existing awards in accordance with the terms of the Long Term Incentive Plan and is considering other forms of long-term compensation to reward performance that increases the equity value of the Corporation for its shareholders. There were no awards granted under the Long Term Incentive Plan during the year ended December 31, 2002.

Chief Executive Officer compensation

•	In determining Mr. Harvey’s compensation, the Committee considered:

•	The Corporation’s financial performance and Peer Group compensation data; and

•	Mr. Harvey’s leadership, decision-making skills, experience, knowledge, communication with the Board and strategic recommendations, as well as the Corporation’s positioning for future performance.

•	The Committee did not place any particular relative weight on one of these factors over another, but the Corporation’s financial performance is generally given the most weight.

•	The Committee’s decisions regarding Mr. Harvey’s compensation are reported to and discussed with the Board.

•	For fiscal year ended December 31, 2002, the Committee’s decisions regarding Mr. Harvey’s compensation included the following:

•	In March 2002, the Committee decided that Mr. Harvey’s 2002 base salary would be increased to $600,000, effective as of March 1, 2002. The implementation of the increase in Mr. Harvey’s base salary was delayed until September 2002.

•	No annual incentive award under the Short-Term Plan was made to Mr. Harvey with respect to 2002 performance.

Deductibility of Compensation:

•	Under Section 162(m) of the Internal Revenue Code, CONSOL Energy and its subsidiaries may not deduct compensation in excess of $1,000,000 paid to CONSOL Energy’s Chief Executive Officer or to each of the four highest compensated executive officers unless the compensation meets specific criteria for performance-based compensation. As discussed in this report, the Committee intends to provide compensation that is both market and performance based. Awards under the Short-Term Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance-based plan requirements. The compensation program is designed to achieve full tax deductibility. However, the Committee reserves the right to approve non-deductible compensation if the Committee believes it is in the best interests of the shareholders.

Conclusion:

•	Based upon its review of the Corporation’s executive compensation program, the Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

MEMBERS OF THE COMMITTEE:

John L. Whitmire, Chairman

Philip W. Baxter

Executive Compensation.    The following table discloses the compensation for Mr. Harvey, the President and Chief Executive Officer, Mr. Baker, Executive Vice President until September 30, 2002, Mr. FlorJancic, Executive Vice President until July 8, 2002, and the other four most highly compensated executive officers of CONSOL Energy or its subsidiaries who were serving as an executive officer at fiscal year ended December 31, 2002 whose annual salary plus other forms of compensation exceeded $100,000 (the “named executive officers”). The information presented for 2000 represents the period for July 1, 1999 through June 30, 2000. The information presented for 2001 represents the period from July 1, 2000 through June 30, 2001. The information provided for 2001T represents the period from July 1, 2001 through December 31, 2001. At January 1, 2002, CONSOL Energy converted to a fiscal year ending December 31, 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation ($)						Long Term Compensation
							Awards		Payouts
Principal Position	Year		Salary	Bonus(1)	Other Annual Compensation		Restricted Stock Award (#)	# Securities Options/SARs	LTIP Payouts	All Other Compensation(2)
J. Brett Harvey	2002		564,304	—	88,430	(8)	—	120,000	72,800	12,000
President and Chief	2001	T	273,228	650,000	—		—	120,000	—	5,100
Executive Officer	2001		485,752	410,000	60,979		—	120,000	400,000	10,200
	2000		427,800	200,000	—		—	—	347,100	9,900

Dan R. Baker(3)	2002		226,980	—	—		—	45,000	155,903	229,821	(5)
Executive Vice President	2001	T	148,260	300,449	18,372		—	55,000	—	5,100
	2001		287,805	220,000	60,893		—	55,000	260,160	10,200
	2000		186,680	—	74,588		—	60,000	—	5,900

Ronald J. FlorJancic(4)	2002		149,077	—	—		—	—	33,670	206,620	(6)
Executive Vice President	2001	T	133,140	321,668	—		—	55,000	—	5,100
	2001		246,150	155,000	73,156		—	55,000	200,000	10,200
	2000		235,720	88,900	—		—	—	316,997	9,900

Ronald E. Smith	2002		286,530	—	—		—	55,000	30,940	12,000
Executive Vice President	2001	T	132,900	335,071	—		—	55,000	—	5,100
	2001		244,800	180,000	—		—	43,000	140,000	10,200
	2000		230,470	56,400	—		—	—	161,980	9,900

Christoph Koether	2002		261,435	—	—		—	65,000	—	12,000
Executive Vice President	2001	T	114,930	—	34,840	(7)	—	92,500	—	—
	2001		18,750	—	—		—	4,000	—	—

D. L. Fassio	2002		221,265	—	—		—	15,000	17,290	12,000
Vice President and Secretary	2001	T	107,850	151,318	—		—	18,000	—	5,100
	2001		209,715	75,000	—		—	18,000	263,410	10,200
	2000		197,420	118,500	—		—	—	80,990	9,900

William J. Lyons	2002		198,135	—	—		—	20,000	8,190	11,823
Senior Vice President and	2001	T	91,650	149,058	—		—	23,000	—	5,100
Chief Financial Officer	2001		167,290	60,000	—		—	33,000	40,000	9,786
	2000		145,460	106,900	—		—	—	46,280	8,728

(1)	Bonuses represent amounts paid during the period, but accrued with respect to previous periods.
(2)	Represents matching contributions to CONSOL Energy’s 401(k) Plan, except as indicated in footnotes 5 and 6.
(3)	Mr. Baker served as Executive Vice President-Operations of CONSOL Energy until September 30, 2002.
(4)	Mr. FlorJancic served as Executive Vice President-Marketing of CONSOL Energy until July 8, 2002.
(5)	Includes $145,500 severance pay, $21,825 accrued vacation and $23,289 regular vacation paid upon termination.
(6)	Includes $137,019 severance pay, $13,702 accrued vacation and $27,404 regular vacation paid upon termination.
(7)	Includes $29,140 for transfer assistance and related payments.
(8)	Includes $42,598 for the use of the corporate aircraft.

Stock Option Grants.    The Board of Directors of CONSOL Energy granted to certain employees nonqualified stock options to acquire an aggregate of 691,250 shares of Common Stock at an exercise price equal to $13.61 per share, the closing price on the date of the grant, and an aggregate of 80,000 shares at an exercise price equal to $13.10 per share, the closing price on the date of the grant. These nonqualified stock options become exercisable in increments beginning in September 2003. The following table sets forth the individual grants of stock options made to Mr. Harvey, Mr. Baker, Mr. FlorJancic, and the other named executive officers of CONSOL Energy or its subsidiaries during the twelve months ended December 31, 2002. There were no stock appreciation rights granted during the twelve months ended December 31, 2002.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/ SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term $
					5%	10%
J. Brett Harvey	120,000	15.6	13.61	2012	1,027,200	2,602,800
Ronald J. FlorJancic(1)	—	—	—	—	—	—
Ronald E. Smith	55,000	7.1	13.61	2012	470,800	1,192,950
Christoph Koether	65,000	8.4	13.61	2012	556,400	1,409,850
Dan R. Baker(2)	45,000	5.8	13.61	2012	385,200	976,050
D. L. Fassio	15,000	1.9	13.61	2012	128,400	325,350
William J. Lyons	20,000	2.6	13.61	2012	171,200	433,800

(1)	Mr. FlorJancic served as Executive Vice President—Marketing of CONSOL Energy until July 8, 2002
(2)	Mr. Baker served as Executive Vice President—Operations of CONSOL Energy until September 30, 2002

The stock options granted to these executive officers will terminate ten years after the date on which they were granted. The stock options will vest 25% per year, beginning one year after the grant date. The vesting of the options will accelerate upon a change of control of CONSOL Energy. The stock options will terminate upon the occurrence of the following events:

•	immediately, if the employee is terminated for cause or his employment has been terminated for any other reason and he breaches a covenant not to compete with CONSOL Energy;

•	within three months if the employee is terminated without cause (except for reduction in force) or does so voluntarily; or

•	within three years following the death of the employee.

The following table sets forth the number of aggregated stock options which became exercisable or which were unexercisable for Mr. Harvey, Mr. Baker, Mr. FlorJancic, and the other named executive officers of CONSOL Energy or its subsidiaries at December 31, 2002. There were no stock appreciation rights which were or became exercisable during the fiscal year ended December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End ($)
Name	Shares Acquired on Exercise	Value Realized ($)	(#) Exercisable/ Unexercisable		Exercisable/ Unexercisable(1)
J. Brett Harvey	—	—	180,100/300,000		115,200/478,800
Ronald J. FlorJancic(2)	—	—	86,350/83,750		57,600/19,200
Ronald E. Smith	—	—	68,350/128,750		42,240/215,930
Christoph Koether	—	—	24,458/137,042	(3)	0/238,550
Dan R. Baker(4)	9,500	117,683	61,850/128,750		117,209/250,913
D. L. Fassio	—	—	19,600/43,500		7,680/62,730
William J. Lyons	—	—	32,850/57,250		13,400/77,880

(1)	Calculated on the basis of the closing sale price of $17.28 per share on December 31, 2002 less the exercise price per share.
(2)	Mr. FlorJancic served as Executive Vice President—Marketing of CONSOL Energy until July 8, 2002.
(3)	Includes options to purchase 4,000 shares granted as member of Board of Directors.
(4)	Mr. Baker served as Executive Vice President—Operations of CONSOL Energy until September 30, 2002.

The following table summarizes our equity compensation plan information as of December 31, 2002. Information is included for equity compensation plans approved by CONSOL Energy shareholders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,137,569	$19.99	0
Equity compensation plans not approved by security holders	41,291	$13.10	—

Total	3,178,860	$19.11

The Equity Incentive Plan was approved prior to CONSOL Energy’s initial public offering by its then shareholders. There are not any equity plans that have not been approved by shareholders. In October 2002, in connection with the employment of Peter B. Lilly, Chief Operating Officer-Coal, the Board of Directors approved the grant to him of options for 80,000 shares. The Board of Directors intended the options to be under and subject to the 1999 Incentive Plan. However, at the time of the grant, there remained only 38,709 shares then authorized by the 1999 Incentive Plan. Shareholder approval was not required for the grant to Mr. Lilly under the current rules of the New York Stock Exchange because the options were issued to a person not previously employed by the Corporation as a material inducement to such person’s entering into employment with the Corporation.

Retirement Benefits.    Pension benefits for salaried employees under the CONSOL Energy Inc. Retirement Plan are based on an employee’s years of service and average monthly pay during the employee’s three highest-paid years. “Average monthly pay” for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Corporation’s general revenues under separate, nonfunded pension restoration plans.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30
$90,000	$21,600	$28,800	$35,500	$36,700
$145,000	$34,800	$46,400	$57,200	$58,900
$200,000	$48,000	$64,000	$79,000	$81,100
$255,000	$61,200	$81,500	$100,700	$103,300
$310,000	$74,400	$99,100	$122,400	$125,500
$365,000	$87,600	$116,700	$144,100	$147,700
$420,000	$100,800	$134,300	$165,800	$169,900
$530,000	$127,200	$169,500	$209,200	$214,300
$640,000	$153,600	$204,600	$252,600	$258,600
$750,000	$180,000	$239,800	$296,100	$303,000

The foregoing table illustrates the straight life annuity amounts payable under the Pension and Retirement Plan and pension restoration plans to CONSOL Energy employees retiring at age 65 in 2002. Amounts shown above are subject to deduction for Social Security payments. The current years of service credited for retirement benefits for the named executive officers are as follows:

J. B. Harvey	16	Christoph Koether	2
R. E. Smith	27	D. L. Fassio	22
R. J. FlorJancic	27	W. J. Lyons	27
D. R. Baker	17

Employment Agreements.

Employment Agreement With Mr. Harvey.    J. Brett Harvey entered into an employment agreement with CONSOL Energy Inc. on December 11, 1997. Under the terms of this contract, Mr. Harvey assumed his current position as the President and Chief Executive Officer on January 1, 1998. The employment agreement provides for a term through December 31, 2003. The term of the agreement is to be extended for an additional year, or through December 31, 2005, because Mr. Harvey was employed by the Corporation on December 31 of the year 2002. The term of the agreement can be extended for one year in a similar manner in succeeding years, e.g., if employed on December 31, 2003, the term is extended through December 31, 2006, but in no case is the term of the employment agreement to be extended beyond December 31, 2007, and it may be terminated earlier. Mr. Harvey’s employment will terminate:

•	if he becomes disabled and would be eligible to receive disability benefits under CONSOL Energy Inc.’s employee retirement plan;

•	if either party terminates the agreement; or

•	for cause as determined by the Board of Directors of CONSOL Energy at any time.

If the agreement is terminated other than by CONSOL Energy for cause or if Mr. Harvey resigns, Mr. Harvey will receive severance payments in an amount equal to any incentive compensation received in the preceding 12 months and his then current base salary. These amounts would be paid to Mr. Harvey until the end of the term of the employment agreement. In the event of termination for cause, Mr. Harvey’s compensation and benefits terminate at the end of the month in which the notice of termination is given.

Mr. Harvey received a yearly base salary of $546,450 until his base salary was increased to $600,000 effective March 1, 2002. The implementation of the increase of Mr. Harvey’s base salary was delayed until September 2002. He is entitled to participate in all incentive compensation programs for senior management of CONSOL Energy Inc., including short-term and long-term incentive pay programs. He also is eligible for all employee benefit plans and policies applicable to CONSOL Energy Inc. employees. For employee retirement plan purposes, Mr. Harvey will receive 11 years of additional service credit representing his years of employment at PacifiCorp, deducting from any such benefits amounts paid or payable to him pursuant to any retirement or similar plans of PacifiCorp.

Mr. Harvey’s employment agreement contains certain confidentiality and non-competition obligations. Mr. Harvey must keep CONSOL Energy’s non-public information confidential during the term of the employment agreement and for a period of 12 months after his termination. Mr. Harvey has agreed not to compete with the business of CONSOL Energy for so long as he receives severance benefits under the terms of the employment agreement.

Agreement with John L. Whitmire.    CONSOL Energy Inc. entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of the Board of CONSOL Energy Inc., subject to election by the Corporation’s shareholders. Under the terms of the agreement, Mr. Whitmire receives cash compensation of $100,000, shares of Common Stock having a fair market value of $225,000 and stock options having a fair market value of $25,000 each year. Initially, Mr. Whitmire was elected to serve as the Chairman of the Board by the shareholders of CONSOL Energy Inc. on March 3, 1999.

Related Party Transactions.

CONSOL Energy sells coal to RWE Rheinbraun AG and its subsidiaries on a basis reflecting the market value of the product. For the year ended December 31, 2002, such sales amounted to $0.8 million with related freight revenue of $0.6 million.

Also, a subsidiary of RWE Rheinbraun AG periodically provides insurance brokerage coverage services to CONSOL Energy Inc. without fee. For the twelve months ended December 31, 2002, CONSOL Energy Inc. has expensed $1.4 million of insurance expense brokered through this subsidiary of RWE Rheinbraun AG.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative total shareholders’ return on CONSOL Energy Common Stock to the cumulative total return of the New York Stock Exchange Composite Index and the S&P 400 (Midcap) Index. CONSOL Energy chose to use the S&P 400 (Midcap) Index as a basis for comparison rather than a published industry or line-of-business index because there are few companies in CONSOL Energy’s peer group. The graph assumes the value of the investment in the CONSOL Energy Common Stock and each index was $100 at April 30, 1999 and that all dividends were reinvested through fiscal year ended December 31, 2002.

Cumulative Total Return Among

CONSOL Energy Inc., NYSE Composite Index, and S&P (Midcap) Index

Assumes $100 invested on April 30, 1999

Assumes Dividend Reinvestment Fiscal Year Ending June 30, 2001

ACCOUNTANTS AND AUDIT COMMITTEE

Independent Public Accountants.    The independent certified public accountant selected by the Corporation for its fiscal year ended June 30, 2001, and the six-month period ended December 31, 2001, is Ernst & Young LLP, and for its fiscal year ended December 31, 2002 and its fiscal year ending December 31, 2003 is PricewaterhouseCoopers LLP.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP and PricewaterhouseCoopers LLP for professional services rendered for the audit of CONSOL Energy’s annual financial statements and for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2002 were $537,258, of which $253,458 was billed by Ernst & Young LLP and $283,800 was billed by PricewaterhouseCoopers LLP. The aggregate fees billed for professional services rendered for the audit of CONSOL Energy’s financial statements and for the reviews of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the six-month period ended December 31, 2001, were $274,041 and for the fiscal year ended June 30, 2001, were $404,690, all of which were billed by Ernst & Young LLP.

Audit-Related Fees.    There were not any fees billed by Ernst & Young LLP and PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements for the fiscal year ended December 31, 2002, the six-month period ended December 31, 2001, and the fiscal year ended June 30, 2001.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP and PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002, were $161,840, of which $142,218 was billed by Ernst & Young LLP and $19,622 was billed by PricewaterhouseCoopers LLP. The aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning for the six-month period ended December 31, 2001, were $88,500 and for the fiscal year ended June 30, 2001, were $81,351, all of which was billed by Ernst & Young LLP. The fees were incurred in connection with tax assessment challenges, tax issues relating to foreign and domestic acquisition matters and obtaining private letter rulings.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP and PricewaterhouseCoopers LLP for services rendered to CONSOL Energy for the fiscal year ended December 31, 2002, other than for services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, were $399,401, all of which was billed by Ernst & Young LLP. The aggregate fees rendered to CONSOL Energy, other than for services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, for the six-month period ended December 31, 2001, were $156,181, and for the fiscal year ended June 30, 2001, were $377,823, all of which was billed by Ernst & Young LLP. The fees were incurred in connection with pension plan administration, debt refinancing activities, registration filings, acquisitions advice, position papers and executive compensation advisory services. There were not any fees paid for financial information systems design and implementation.

Change in Independent Public Accountant. Effective as of June 5, 2002, CONSOL Energy dismissed Ernst & Young LLP as its independent auditor. Effective as of June 5, 2002, the Corporation appointed PricewaterhouseCoopers LLP as its independent accountant.

Neither Ernst & Young LLP’s report on the Corporation’s financial statements for the fiscal year ended June 30, 2000, its report for the fiscal year ended June 30, 2001, nor its report for the six-month period ended December 31, 2001, contained an adverse opinion or a disclaimer of opinion, and no such report was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2000, and June 30, 2001, the six-month period ended December 31, 2001, and the subsequent interim periods preceding the Corporation’s dismissal of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the subject matter of the disagreements in connection with its report. There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for the periods referred to above.

During the fiscal years of the Corporation ended June 30, 2000, and June 30, 2001, the six-month period ended December 31, 2001, and the subsequent interim periods preceding the date of the Ernst & Young LLP’s dismissal, the Corporation did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on CONSOL Energy’s consolidated financial statements; or with respect to any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Corporation requested that Ernst & Young LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the foregoing statements. A copy of such letter, dated June 10, 2002, was filed as Exhibit 16.1 to the Corporation’s Form 8-K filed on June 10, 2002.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and CONSOL Energy’s Board of Directors are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the Board of Directors as statutory and regulatory provisions become effective for audit committees and independent auditors.

Audit Committee Report.    The Audit Committee has reviewed and discussed with management of CONSOL Energy and PricewaterhouseCoopers LLP, the independent auditing firm of the Corporation, the audited financial statements of CONSOL Energy as of December 31, 2002 (the “Audited Financial Statements”). In addition, we have discussed with PricewaterhouseCoopers LLP the matters required by Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Corporation. The Committee also discussed with management of the Corporation and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

The Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers LLP described in this Proxy Statement is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Corporation’s management is responsible for the Corporation’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of CONSOL Energy’s financial statement in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMMITTEE:

Philip W. Baxter, Chairman

John L. Whitmire

Patricia A. Hammick

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by Reference therein.)

PROPOSAL #2—RATIFICATION OF INDEPENDENT ACCOUNTANTS

Article III, Section 5 of the Corporation’s Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to shareholder ratification at each Annual Meeting, independent accountants to audit the books of account, accounting procedures and financial statements of CONSOL Energy and its subsidiaries for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent certified public accountants for CONSOL Energy for the fiscal year ending December 31, 2003. The Audit Committee recommends that the shareholders ratify this appointment.

During 2002, PricewaterhouseCoopers LLP reviewed the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2002, September 30, 2002 and audited CONSOL Energy’s annual consolidated financial statements and those of its subsidiaries for the fiscal year ended December 31, 2002, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services.

The affirmative vote of the majority of the votes cast by the holders of CONSOL Energy Common Stock on this proposal shall constitute ratification of the appointment of PricewaterhouseCoopers LLP. If the shareholders by the affirmative vote of a majority of the CONSOL Energy Common Stock represented at the Annual Meeting do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent certified public accountants will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL #3—AMENDMENT OF EQUITY INCENTIVE PLAN

We are asking you to approve amendments to our 1999 CONSOL Energy Inc. Equity Incentive Plan (1999 Incentive Plan). The amendments would (1) increase the number of shares of CONSOL Energy common stock we may issue under the 1999 Incentive Plan by 3,250,000 shares from 3,250,000 to 6,500,000 shares; (2) limit to 6,500,000 the number of shares that may be subject to incentive stock option grants; (3) increase to 2,500 shares from 2,000 shares the annual grants to Eligible Directors; and (4) change all references in the 1999 Incentive Plan to Rheinbraun AG or Rheinbraun U.S. Gmbh to RWE AG or any of its affiliates. The amendments are considered as a single proposal and all amendments will be approved if any are approved.

As of March 12, 2003, the Compensation Committee had granted options to purchase 3,250,000 shares of Common Stock under the 1999 Incentive Plan. As of that date, there were not any shares available for grants under the 1999 Incentive Plan. To date, all awards under the 1999 Incentive Plan have been in the form of stock options, other than restricted stock awards to the Chairman of the Board, John L. Whitmire, as discussed under “Employment Agreements.” and there have not been awarded any other stock appreciation rights, restricted stock or restricted stock units, performance awards or other stock-based awards.

A brief summary of the 1999 Incentive Plan as proposed to be amended follows. The 1999 Incentive Plan in the form proposed by this Proposal #3 is attached hereto as Exhibit A. The provisions of the 1999 Incentive Plan which are proposed to be amended are in bold type.

Purpose.

The purposes of the 1999 Incentive Plan are to:

•	attract and retain eligible directors, executive officers, other key employees and consultants of CONSOL Energy and its affiliates;

•	motivate such individuals by means of performance-related incentives to achieve long-range performance goals; and

•	enable such individuals to participate in the long-term growth and financial success of CONSOL Energy.

Administration.

The 1999 Incentive Plan is administered by the Compensation Committee, except that the Board of Directors administers awards to directors who are not employed by CONSOL Energy or any of its affiliates and employees of RWE AG or any of its affiliates (Eligible Directors). Affiliate means (1) any entity that, directly or indirectly, is controlled by CONSOL Energy, (2) any entity in which CONSOL Energy has a significant equity interest, and (3) an affiliate of CONSOL Energy as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as determined by the Compensation Committee. RWE AG is an affiliate of CONSOL Energy. Rheinbraun AG and Rheinbraun U.S. Gmbh, which the 1999 Incentive Plan originally referenced, were subsidiaries of RWE AG through which RWE AG owned shares of CONSOL Energy. The Compensation Committee has the authority to construe and interpret the 1999 Incentive Plan and to make all other determinations necessary or advisable for the administration of the 1999 Incentive Plan. Only the Board of Directors may amend or terminate the 1999 Incentive Plan except that the Plan may not be amended or terminated without shareholder approval if shareholder approval is required to comply with any tax or regulatory approval for which or with which the Board of Directors deems it necessary or desirable to comply.

Shares Available for Awards; Limitations.

The total number of shares of CONSOL Energy Common Stock with respect to which awards may be granted under the 1999 Incentive Plan is 3,250,000, which will be increased to 6,500,000 if Proposal #3 is approved, out of which 1,000,000 may be used with respect to awards other than options. If Proposal #3 is approved, the maximum number of shares that may be subject to incentive stock options grants is 6,500,000. If any shares of Common Stock covered by or related to an award granted under the 1999 Incentive Plan are forfeited, or if such an award is settled for cash, otherwise terminated or canceled without the delivery of shares of Common Stock, then the shares covered by or related to such award, or the number of shares otherwise counted against the aggregate number of shares of Common Stock with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become shares with respect to which awards may be granted. In the event that any option or other award granted under the 1999 Incentive Plan is exercised through the delivery of shares or in the event that withholding tax liabilities arising from such award are satisfied by the withholding of shares, the number of shares available for awards under the 1999 Incentive Plan will be increased by the number of shares so surrendered or withheld. Subject to adjustment, the maximum number of shares with respect to which awards may be granted to any participant during a calendar year is 1,000,000 shares. The maximum annual number of shares in respect of which restricted stock awards, restricted stock units, performance awards and other stock-based awards may be granted under the 1999 Incentive Plan to any participant is 325,000 and the maximum annual amount of any award settled in cash with respect to any participant is $2,000,000.

Eligibility.

Officers, Eligible Directors, employee-directors and other employees or consultants of CONSOL Energy or any affiliate, who is not a member of the Compensation Committee, are eligible to receive awards. As of March 12, 2003, there were approximately 47 officers, 6 directors and 3,707 employees eligible to receive awards under the 1999 Incentive Plan.

Stock Options.

The 1999 Incentive Plan permits the granting of options, both incentive stock options (ISOs) and non-qualified stock options (NSOs), to purchase shares of CONSOL Energy Common Stock. The Compensation Committee establishes the exercise price at the time each option is granted. The option exercise price for each share covered by an option, including ISOs and NSOs, must equal or exceed the fair market value of a share of CONSOL Energy Common Stock on the date the option is granted. In the case of ISOs, the term of the option may not exceed ten years from the date of the grant.

The exercise price of options granted under the 1999 Incentive Plan may be paid in cash, or its equivalent, or by exchanging shares of CONSOL Energy Common Stock (owned by the participant for at least six months) with a fair market value on the exercise date equal to the aggregate exercise price of the options, or by a combination of the foregoing. A participant may elect to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the date of exercise equal to the aggregate exercise price withheld by CONSOL Energy or sold by a broker-dealer. Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits the extension of credit by an issuer, has been interpreted to prohibit the use of certain cashless exercises.

The 1999 Incentive Plan also provides that the Compensation Committee may provide in an award agreement for the automatic grant of a restoration option to a participant who delivers shares in payment of the exercise price of any option granted under the 1999 Incentive Plan, or in the event that the withholding tax liability arising upon exercise of any such option or option by a participant is satisfied through the withholding by CONSOL Energy of shares otherwise deliverable upon exercise of the option. A restoration option entitles the holder to purchase a number of shares equal to the number of such shares delivered or withheld upon exercise of the original option. A restoration option has an exercise price of not less than 100% of the fair market value on the grant date. To date, the Compensation Committee has not granted any options with a restoration provision.

Stock Appreciation Rights.

Stock Appreciation Rights (SARs) may be granted under the 1999 Incentive Plan to any employee or consultant of CONSOL Energy or any affiliate. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. SARs granted in tandem with or in addition to an award may be granted either at the same time as the award or, except in the case of ISOs, at a later time. SARs are not exercisable earlier than six months after the date granted, and the Compensation Committee determines the grant price on the grant date.

SARs entitle the participant to receive an amount equal to the excess of the fair market value of a share of CONSOL Energy Common Stock on the date of exercise of the SAR over the grant price. The Compensation Committee determines whether a SAR is settled in cash, shares or a combination of cash and shares.

Restricted Stock and Restricted Stock Units.

Restricted stock and restricted stock units may also be granted under the 1999 Incentive Plan to any employee or consultant of CONSOL Energy or any affiliate. The Compensation Committee determines the number of shares of restricted stock and/or the number of restricted stock units to be granted to each participant, the duration of the period during which, and the conditions under which, the restricted stock and restricted stock units may be forfeited to CONSOL Energy, and the other terms and conditions of such awards.

Shares of restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of restricted stock, as provided in the 1999 Incentive Plan or the applicable award agreements. Each restricted stock unit has a value equal to the fair market value of a share. Restricted stock units may be paid in cash, shares, other securities or other property.

Performance Awards.

Performance Awards may also be granted under the 1999 Incentive Plan to any employee or consultant of CONSOL Energy or any affiliate. A “Performance Award” consists of a right that is

•	denominated in cash or shares of CONSOL Energy Common Stock,

•	valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee shall establish, and

•	payable at such time and in the form as the Compensation Committee determines.

Performance Awards may be paid in a lump sum or in installments following the close of the performance period or on a deferred basis.

Other Stock-Based Awards.

Other stock-based awards may also be granted under the 1999 Incentive Plan. An “Other Stock-Based Award” consists of any right that is

•	not an award described above, and

•	an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 1999 Incentive Plan.

Eligible Directors.

Directors who are not employed by CONSOL Energy or any of its affiliates and directors who are employees of RWE AG or its affiliates (Eligible Directors) are eligible for awards under the 1999 Incentive Plan. As of March 12, 2003, there were six Eligible Directors eligible to receive awards under the 1999 Incentive Plan. Upon an Eligible Director’s initial election to the Board of Directors, the Eligible Director receives a NSO to acquire 4,000 shares (Initial Grant).

Effective as of the date of each Annual Meeting of CONSOL Energy’s shareholders at which directors are elected or reelected to the Board of Directors, the 1999 Incentive Plan provided that each Eligible Director who has not received an Initial Grant since the immediately preceding annual meeting of CONSOL Energy’s shareholders is entitled to receive an option to acquire 2,000 shares. The amendment to the 1999 Incentive Plan increases the number of shares subject to the option to be granted annually to 2,500 shares.

The exercise price per share of each option granted to an Eligible Director is the fair market value of a share on the grant date. Options vest ratably and become exercisable in one-third increments on each anniversary of the grant date. Options expire ten years from the grant date. Unvested options immediately vest and become exercisable if an individual ceases to be a director on account of death, disability or retirement at normal retirement age for directors, and shall remain exercisable until the normal expiration of the option. Upon termination as a director for any other reason other than cause, unvested options are forfeited and vested options remain exercisable for three months following the termination date. Upon termination as a director for cause, all options (whether or not vested) shall be forfeited as of the termination date.

The Board of Directors may grant deferred stock units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Each deferred stock unit entitles the Eligible Director to receive one share or an amount of cash equal to the fair market value of a share on the payment date. Eligible Directors may elect to defer receipt of shares or cash to be paid pursuant to deferred stock units in accordance with a deferred compensation policy to be established by CONSOL Energy.

Amendment and Termination.

The 1999 Incentive Plan may be amended, altered, suspended, discontinued, or terminated at any time; provided that no such amendment, alteration, suspension, discontinuation or termination will be made without shareholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to comply.

The Board of Directors may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would adversely affect the rights of any participant or any holder or beneficiary of any award previously granted does not to that extent become effective without the consent of the affected participant, holder, or beneficiary. The 1999 Incentive Plan also allows for adjustment of awards upon the occurrence of certain unusual or nonrecurring events.

Term.

No ISO may be granted under the 1999 Incentive Plan after April 7, 2009.

SUMMARY OF CERTAIN INCOME TAX INFORMATION

The following is only a brief summary of the effect of federal income taxation on the recipient of an award and CONSOL Energy under the 1999 Incentive Plan. This summary is not exhaustive and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a recipient of an award may reside.

Stock Options.

If an option granted under the 1999 Incentive Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability upon exercise unless the optionee is subject to the alternative minimum tax. CONSOL Energy will not be permitted a deduction for federal income tax purposes due to an exercise of an ISO regardless of the applicability of the alternative minimum tax, unless the exercise constitutes a disqualifying disposition of the ISO. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied (i.e., a disqualifying disposition occurs), the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. CONSOL Energy generally will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain (or loss) recognized on a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

All options that do not qualify as ISOs are taxed as NSOs. An optionee will recognize no income upon grant of an NSO. However, upon the exercise of an NSO, the optionee will recognize ordinary income measured by the excess of the fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of CONSOL Energy will be subject to tax withholding by CONSOL Energy. Upon the sale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). CONSOL Energy will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO.

Deductibility of executive compensation.

Special rules limit the deductibility of compensation paid to CONSOL Energy’s Chief Executive Officer and next four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, as amended, the annual compensation paid to each of these executives may not be deductible to the extent that their compensation exceeds $1,000,000. However, CONSOL Energy is able to preserve the deductibility of compensation over $1,000,000 if the requirements for deductibility under Section 162(m) are satisfied. The 1999 Incentive Plan has been designed to permit certain stock options granted under the 1999 Incentive Plan to satisfy the conditions of Section 162(m).

PARTICIPATION IN THE 1999 INCENTIVE PLAN

The grant of options, SARs, stock purchase rights, restricted stock/restricted stock units and performance awards to employees, including the officers named in the Summary Compensation Table, is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Board of Directors with respect to future awards under the 1999 Incentive Plan. Accordingly, future awards are not determinable at this time. As of March 12, 2003, the fair market value of CONSOL Energy’s Common Stock was $15.77 per share, which was the closing price reported by the New York Stock Exchange. Please refer to the table below for more detail regarding participation in the 1999 Incentive Plan.

The following table summarizes awards granted during fiscal year 2002 to:

•	the executive officers named in the Summary Compensation Table;

•	all current executive officers as a group;

•	all current directors who are not executive officers as a group; and

•	all other employees as a group.

1999 INCENTIVE PLAN

Name and Position of Individual	Securities Underlying Awards Granted (#)	Weighted Average Exercise Price Per Share ($/sh)
J. Brett Harvey President and Chief Executive Officer	120,000	13.61

Dan R. Baker Executive Vice President	45,000	13.61

Ronald J. FlorJancic Executive Vice President	—	—

Ronald E. Smith Executive Vice President	55,000	13.61

Christoph Koether Executive Vice President	65,000	13.61

Peter B. Lilly Chief Operating Officer – Coal	80,000	13.10

D. L. Fassio Vice President and Secretary	15,000	13.61

William J. Lyons Senior Vice President and Chief Financial Officer	20,000	13.61

All current executive officers as a group	355,000	13.50

All current directors who are not executive officers as a group	16,174	13.61

All other employees as a group	401,913	13.61

All awards granted during fiscal year 2002 were in the form of options, except for 1,837 shares granted to John L. Whitmire, Chairman of the Board, in accordance with his agreement described under “Employment Agreements.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CORPORATION’S  EQUITY INCENTIVE PLAN

SHAREHOLDER PROPOSALS

Nominations for Director.    At each Annual Meeting the Board of Directors will submit to the shareholders its nominations for election of directors. In making such recommendations, the Executive Committee will consider nominations submitted by shareholders. Any shareholder who wishes to submit a nomination for the Board of Directors must provide advance notice of such nomination in writing to be received by the Secretary of CONSOL Energy no later than December 1, 2003. Such notices should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

Other Shareholder Proposals.    The Bylaws require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for shareholder ratification at each Annual Meeting. In addition, shareholder approval is required pursuant to the rules of the New York Stock Exchange in order to increase the number of shares of Common Stock subject to the Equity Incentive Plan. Other proposals may be submitted by the Board of Directors or shareholders for inclusion in the proxy statement for action at the Annual Meeting. Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must be received by the Secretary of CONSOL Energy no later than December 1, 2003. Any such proposal should be addressed to the Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241.

OTHER MATTERS

The Board of Directors knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.

D. L. Fassio

Secretary

EXHIBIT A

CONSOL Energy Inc. Equity Incentive Plan.

Capitalized terms shall have the meaning set forth in Section 16 of the Plan.

1.  PURPOSE.

The purposes of the CONSOL Energy Inc. Equity Incentive Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining Eligible Directors, executive officers and other key employees and consultants of the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

2.  ADMINISTRATION.

(a)  Authority of Board.    The Plan shall be administered by the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); and (x) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

(b)  Board Discretion Binding.    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(c)  Delegation to Committee.    Except with respect to Awards made pursuant to Section 10 to Eligible Directors, the Board may delegate to the Committee any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan.

(d)  Delegation to Officer.    The Board or the Committee, as applicable, may delegate to an executive officer of the Company authority to administer those aspects of the Plan that do not involve the designation of individuals to receive awards or decisions concerning the timing, amounts or other terms of awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

(e)  No Liability.    No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.  SHARES AVAILABLE FOR AWARDS; LIMITATIONS.

(a)  Shares Available.    Subject to adjustment as provided in Section 3(c), the total number of Shares with respect to which Awards may be granted under the Plan shall be 6,500,000, out of which 1,000,000 may be used with respect to Awards other than Options. The total number of Shares which may be granted under the Plan with respect to Incentive Stock Options shall be 6,500,000. If, after the Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(b)  Limitations on Awards.    Subject to adjustment as provided in Section 3(c), the maximum number of Shares with respect to which Awards may be granted to any Participant during a calendar year shall be 1,000,000 Shares. The maximum annual number of shares in respect of which Restricted Stock Awards, Restricted Stock Units, Performance Awards and Other Stock-Based Awards may be granted under the Plan to any Participant is 325,000 and the maximum annual amount of any Award settled in cash with respect to any Participant is $2 million.

(c)  Adjustments.    In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, (i) adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (2) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 3(b) of the Plan, (3) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (4) the grant or exercise price with respect to any Award; (ii) if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that (A) with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended and (B) with respect to any Award no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m), unless otherwise determined by the Board.

(d)  Substitute Awards.    Any Shares underlying Substitute Awards shall not, unless required by Section 16, be counted against the Shares available for Awards under the Plan.

(e)  Sources of Shares Deliverable under Awards.    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

4.  ELIGIBILITY.

Any Employee, including any officer or employee-director of the Company or any Affiliate, who is not a member of the Committee, shall be eligible to be designated a Participant. Eligible Directors shall be eligible only for Awards described in Section 10.

5.  STOCK OPTIONS.

(a)  Grant.    Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Employees to whom Options shall be granted (provided that Incentive Stock Options may only be granted to employees of the Company or a parent or subsidiary of the Company), the number of Shares to be covered by each Option, the option price and the conditions and limitations applicable to the exercise of the Option. The Board shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b)  Exercise Price.    The Board in its sole discretion shall establish the exercise price at the time each Option is granted. Except in the case of initial Option awards (which may be granted at the initial public offering price), Options granted to new Employees and Substitute Awards, the exercise price of an Option may not be less than the Fair Market Value on the Grant Date.

(c)  Exercise.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Board may impose such conditions with respect to the exercise of options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable. Notwithstanding the foregoing, an Incentive Stock Option shall not be exercisable after the expiration of ten years from the Grant Date.

(d)  Payment.    No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging, actually or constructively, Shares owned by the Participant for at least six months (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such option price. A Participant may elect to pay all or any portion of the aggregate exercise price by having Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer.

(e)  Restoration Options.    The Board may provide in an Award Agreement for the automatic grant of a Restoration Option to a Participant who delivers Shares in payment of the exercise price of any Option granted hereunder in accordance with Section 5(d), or in the event that the withholding tax Liability arising upon exercise of any such Option or option by a Participant is satisfied through the withholding by the Company of Shares otherwise deliverable upon exercise of the Option. The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Board in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of Shares equal to the number of such Shares so delivered or withheld upon exercise of the original Option. A Restoration Option shall have a per share exercise price of not less than 100% of the per Share Fair Market Value on the Grant Date of such Restoration Option and such other terms and conditions as the Board in its sole discretion shall determine.

6.  STOCK APPRECIATION RIGHTS.

(a)  Grant.    Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or, except in the case of Incentive Stock Options, at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after the Grant Date, and shall have a grant price as determined by the Board on the Grant Date.

(b)  Exercise and Payment.    A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Board shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)  Other Terms and Conditions.    Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Board may be changed by the Board from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Board may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

7.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(a)  Grant.    Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)  Transfer Restrictions.    Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)  Payment.    Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Board, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d)  Dividends and Distributions.    Dividends and other distributions paid on or in respect of any Shares of Restricted Stock or Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Board in its sole discretion.

8.  PERFORMANCE AWARDS.

(a)  Grant.    The Board shall have sole and complete authority to determine the Employees who shall receive a “Performance Award,” which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Board, in accordance with the achievement of such performance goals during such performance periods as the Board shall establish, and (iii) payable at such time and in such form as the Board shall determine.

(b)  Terms and Conditions.    Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c)  Payment of Performance Awards.    Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Board, on a deferred basis.

9.  OTHER STOCK-BASED AWARDS.

The Board shall have authority to grant to Participants an “Other Stock-Based Award,” which shall consist of any right that is (i) not an Award described in Sections 5 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

10.  ELIGIBLE DIRECTORS.

Except as otherwise determined by the Board, Eligible Directors shall receive Awards in accordance with this Section. Except as otherwise provided in this Section, Awards to Eligible Directors shall be subject to the remaining provisions of the Plan.

(a)  Initial Grant.    Each Eligible Director shall receive, upon the later of the Company’s initial public offering or initial election to the Board as an Eligible Director, a Non-Qualified Stock Option to acquire 4,000 Shares.

(b)  Annual Grants.    Effective as of the date of each annual meeting of the Company’s shareholders at which directors are elected or reelected to the Board, each Eligible Director who has not received a grant pursuant to paragraph (a) above since the immediately preceding annual meeting of the Company’s shareholders shall receive an Option to acquire 2,500 Shares.

(c)  Terms of Initial Grants and Annual Grants.    The exercise price per Share of each Option granted to an Eligible Director shall be the Fair Market Value of a Share on the Grant Date. Options shall vest ratably and become exercisable in one-third increments on each anniversary of the Grant Date. Except as otherwise provided in this paragraph, Options shall expire 10 years from the Grant Date. Unvested Options shall immediately vest and become exercisable if an individual ceases to be a director on account of death, disability or retirement at normal retirement age for directors, and shall remain exercisable until the normal expiration of the Option. Upon termination as a director for any other reason other than Cause, unvested Options shall be forfeited and vested Options shall remain exercisable for three months following the termination date. Upon termination as a Director for Cause, all Options (whether or not vested) shall be forfeited as of the termination date.

(d)  Deferred Stock Unit Grants.    The Board may grant Deferred Stock Units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Each Deferred Stock Unit shall entitle the Eligible Director to receive one Share or an amount of cash equal to the Fair Market Value of a Share on the payment date, on terms and conditions established by the Board. The Board may also permit Eligible Directors to elect to defer receipt of Shares or cash to be paid pursuant to Deferred Stock Units in accordance with a deferred compensation policy to be established by the Company.

11.  TERMINATION OF EMPLOYMENT/SERVICE.

The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

12.  CHANGE IN CONTROL.

In the event that the Company engages in a transaction constituting a Change in Control, the Board shall have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding Awards and the termination of restrictions on Shares. As part of any agreement in connection with a Change in Control, the Board may also negotiate terms providing protection for Participants, including, the assumption of any Awards outstanding under the Plan or the substitution of similar awards for those outstanding under the Plan.

13.  AMENDMENT AND TERMINATION.

(a)  Amendments to the Plan.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

(b)  Amendments to Awards.    The Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary.

(c)  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) unless otherwise determined by the Board.

(d)  Cancellation.    Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Board may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

14.  GENERAL PROVISIONS.

(a)  Dividend Equivalents.    In the sole and complete discretion of the Board, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

(b)  Nontransferability.    Except to the extent provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c)  No Rights to Awards.    No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Eligible Directors, consultants, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d)  Share Certificates.    All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)  Withholding.    A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Board may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise, or payments of any Award.

(f)  Award Agreements.    Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)  No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)  No Right to Employment.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any Liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)  No Rights as Stockholder.    Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j)  Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k)  Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)  Other Laws.    The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m)  No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)  No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)  Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p)  Parachute Payments.    The Board may provide in an Award Agreement that no amounts shall be paid or considered paid to the extent that any such payments would be nondeductible by the Company under Code Section 280G.

(q)  Pooling.    If any Award, or any provision of any Award, granted under the Plan would prevent a transaction from being accounted for as a pooling of interests (in the opinion of the Company’s accountants), the Award, or the provision, may be deleted or amended by the Board in its sole discretion. No consent shall be required to void or amend the Award or the provision.

15.  TERM OF THE PLAN.

(a)  Effective Date.    The Plan shall be effective as of the Effective Date provided it has been approved by the Company’s stockholders.

(b)  Expiration Date.    No Incentive Stock Option shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

16.  DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an Affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in either case as determined by the Committee.

“Annual Service Period” means an annual period determined by the Board, which annual period shall be January 1 through December 31 or such other annual period as may be designated from time to time by the Board.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award or other Stock-Based Award or any Award granted to an Eligible Director pursuant to Section 10.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which shall not become effective until executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, a determination by the Committee that a Participant has: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the earliest to occur of: (1) any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) RWE AG or its affiliates (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group”, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group”, possess more than 50% of the total Fair Market Value or total voting power of the Shares; (2) a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to administer the Plan. To the extent deemed appropriate by the Board, the Committee shall be composed of not less than two individuals who are “outside directors” within the meaning of Code Section 162(m) and “non-employee directors” within the meaning of Section 16.

“Company” shall mean CONSOL Energy Inc.

“Deferred Stock Unit” means a right, granted to Eligible Directors in accordance with Section 10, to acquire a Share for no consideration or some other amount determined by the Board.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a Participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months), to perform for the Company or an Affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury.

“Effective Date” shall mean April 7, 1999.

“Eligible Director” means a director who is not an employee of the Company or any of its Affiliates; provided, however, that directors who are employees of RWE AG or its affiliates shall be Eligible Directors.

“Employee” shall mean an employee or consultant of the Company or of any Affiliate, including any individual who enters into an employment agreement with the Company or an Affiliate which provides for commencement of employment within three months of the date of the agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion. Fair Market Value with respect to the Shares, as of any date, shall mean (i) if the Shares are listed on a securities exchange or are traded over the NASDAQ National Market System, the closing sales price of the Shares on such exchange or over such system on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Shares are not so listed or traded, the mean between the bid and offered prices of the Shares as quoted by the National Association of Securities Dealers through NASDAQ for such date or (iii) in the event there is no public market for the Shares, the fair market value as determined by the Committee in its sole discretion.

“Grant Date” means, with respect to an Award, date on which the Board makes the determination to grant such Award, or such other date as is determined by the Board. Within a reasonable time thereafter, the Company will execute and deliver an Award Agreement to the Participant.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option and shall include a Restoration Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any Employee or Eligible Director who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this CONSOL Energy Inc. Equity Incentive Plan.

“Restoration Option” shall mean an Option granted pursuant to Section 5(e) of the Plan.

“Restricted Stock” shall mean any Share granted under Section 7 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 7 of the Plan.

“Retirement” shall mean with respect to a Participant other than an Eligible Director retirement of a Participant from the employ or service of the Company or any of its Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday, unless otherwise defined in the applicable Award Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Section 16” shall mean Section 16 of the Exchange act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986 and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

“Stock Appreciation Right” shall mean any right granted under Section 6 of the Plan.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

CONSOL ENERGY INC.

C/O EQUISERVE TRUST COMPANY N.A

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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☒	Please mark	4593

votes as in

this example.

CONSOL ENERGY INC.	2. Ratification of Independent Accountants: PricewaterhouseCoopers LLC.	FOR ☐	AGAINST ☐	ABSTAIN ☐	3. Ratification of amendment to CONSOL Energy Inc. Equity Incentive Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Election of Directors.

(Please see reverse)

FOR ALL NOMINEES	FOR ☐	WITHHELD ☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as written above

Change of Address/Comments on Reverse Side

☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

ANNUAL MEETING OF SHAREHOLDERS

OF

CONSOL ENERGY

APRIL 30, 2003

                                                         DETACH HERE                                 XXXXX2

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CONSOL ENERGY INC.

Annual Meeting April 30, 2003

PROXY SOLICITED BY THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints J.B. Harvey and D.L. Fassio, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting to Shareholders of CONSOL Energy Inc. on April 30, 2003 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Nominees for Election as Directors.

John L. Whitmire, J. Brett Harvey,

Philip W. Baxter, Berthold Bonekamp,

Bernd Jobst Breloer, Patricia A. Hammick,

Christoph Koether, Dr. Rolf Zimmermann

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?